Exhibit 5.21

PO Box 49123 Three Bentall Centre 27th Floor 595 Burrard Street Vancouver, BC V7X 1J2	Telephone 604.689.1261 Facsimile 604.688.4711 Toll Free 877.616.2200

April 19, 2017

BY EMAIL

Goldcorp Inc.

Suite 3400-666 Burrard St.

Vancouver, British Columbia

V6C 2X8

Dear Sirs/Mesdames:

Re:	Goldcorp Inc. Registration Statement on Form F-10

We hereby consent to the use of our firm name and opinions in the offer and circular filed as part of the registration statement on Form F-10 relating to the exchange offer by Goldcorp Inc. for the issued and outstanding common shares of Exeter Resource Corporation. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ THORNSTEINSSONS LLP

THORNSTEINSSONS LLP